Bank of America

Bank of America

555 South Flower Street

CA9-706-06-42

Los Angeles, CA 90071

www.bankamerica.com

ANNUAL STATEMENT AS TO COMPLIANCE

OFFICER'S CERTIFICATE

Re: Banc of America Commercial Mortgage Inc.

Commercial Mortgage Pass-Through Certificates

Series 2003-1

In connection with the above-referenced transaction the undersigned officer, on behalf of Bank of America, N.A., hereby certifies that (i) a review of the activities, for the period ending December 31, 2003 and of its performance under the Sub-Servicing Agreement and the Pooling and Servicing Agreement dated as of April 1, 2003 have been made under my supervision; (ii) to the best of my knowledge, based on such review, Bank of America has fulfilled all of its obligations under the agreements in all material respects throughout the aforementioned period; (iii) Bank of America has received no notice regarding qualification, or challenging the status, of any portion of the Trust fund as a REMIC for the Internal Revenue Service or any other governmental agency or body.

Bank of America, N.A.

Anita Roglich

Anita Roglich

Senior Vice President

Norma Catone

Norma Catone

Vice President

U S A